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Exhibit 10.23

AMENDMENT NO. 1 TO THE
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

        This Amendment No. 1 to the Second Amended and Restated Employment Agreement (this "Amendment") is made and entered into effective as of January 30, 2006, and is effective as of October 1, 2005, by and between Seneca Gaming Corporation, a governmental instrumentality of the Seneca Nation of Indians of New York (the "Parent") and John Pasqualoni ("Executive"). Capitalized terms not defined herein shall have the respective meaning ascribed to such terms in the Second Amended and Restated Employment Agreement made and entered into as of April 6, 2005, by and between the Parent and Executive (the "Agreement").

        WHEREAS, the Board of Directors of the Parent adopted resolutions whereby it expressed its desire to amend Executive's Agreement in order for Executive to be paid on a flat salary basis and not awarded bonuses as part of Executive's compensation, and to account for the appointment of Executive as President and Chief Executive Officer in July 2005.

        WHEREAS, pursuant to such resolutions, the Parent and Executive have agreed to amend the Agreement as set forth herein.

        NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, receipt of which is hereby acknowledged, the Parent and Executive agree as follows:

        1.     Sections 3(a), 3(c), and 3(g) of the Agreement are hereby amended in their entirety to read as set forth below; and the contents of Sections 3(b), 3(d) and 3(e) are hereby deleted in their entirety with the words "Intentionally omitted" inserted in lieu thereof:

          "3.   Compensation.

      (a)
      Executive shall be paid "Base Compensation" of a minimum annual salary of Nine Hundred Twenty-Three Thousand Seven Hundred and Fifty Dollars ($923,750) for Employer's fiscal year ending September 30, 2006, and an annual salary of Nine Hundred Twenty-Three Thousand Seven Hundred and Fifty Dollars ($923,750) for Employer's fiscal year ending September 30, 2007, with respect to his service for the Employer, with a salary review by the Board each fiscal year thereafter at which time the Board shall determine whether, in its sole discretion, Executive's Base Compensation shall be increased. Said salary shall be payable periodically in accordance with the Employer's regular payroll practice.

      (c)
      Executive shall also be eligible to receive any additional performance or incentive compensation, which is approved by the Board in its sole discretion. Said additional performance or incentive compensation, if any, shall be in addition to and shall not lessen or reduce the Base Compensation. In exercising its discretion, the Board shall specifically consider the extent to which the goals of the Employer are being met and the extent to which Executive has contributed to same.

      (g)
      Any compensation, if any due under paragraph 3(c) of this Agreement shall be payable within ninety (90) days after the close of the fiscal year with respect to which it is earned.

        2.     Section 5(c) of the Agreement is hereby amended in its entirety to read as follows:

      "(c)
      If Executive's employment should be terminated under paragraph 5(a)(iv) or (v) above, then the Employer shall at that time pay Executive (or his estate) his Base Compensation earned through the date Executive is terminated; whereupon the Employer shall have no further liability or obligation to Executive under this Agreement or otherwise."

        3.     Section 5(d) of the Agreement is hereby amended in its entirety to read as follows:

      "(d)
      If Executive's employment should be terminated by the Parent for any reason other than those specified in paragraph 5(a) above (it being understood that a purported termination for Cause which is contested by Executive and finally determined not to have been proper shall be treated as a termination under this paragraph 5(d)), then the Employer shall: (i) pay Executive his Base Compensation earned, but unpaid, through the date Executive is terminated, (ii) continue to pay Executive his Base Compensation in effect as of the date of termination for a period following his termination (the "Severance Period") equal to the lesser of (A) eighteen (18) months or (B) the remainder of the period ending on the Termination Date, and (iii) to the extent elected by Executive, pay for the cost of (A) Executive's premiums for continuation healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA"), and (B) the premiums for Exec-u-Care® or any similar executive medical reimbursement insurance plan maintained by the Employer on the date Executive's employment is terminated, for the lesser of (1) the Severance Period, (2) until Executive is no longer eligible for COBRA continuation coverage, or (3) until Executive obtains comparable healthcare benefits from any other employer during the Severance Period, whereupon the Employer shall have no further liability or obligation to Executive under this Agreement or otherwise; provided, however, that Executive shall have a duty to mitigate damages as follows: during the Severance Period, Executive shall endeavor to mitigate damages by seeking employment with duties and salary comparable to those provided for herein, and if he shall obtain such employment, he shall reimburse the Employer the amount of the compensation he has received from such other entity for such period, but not to exceed the amount of the compensation the Employer shall have paid him for such period."

        4.    Effect on the Agreement.    Except as specifically amended or waived by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect. The term "Agreement" used in the Agreement shall mean the Agreement as amended hereby.

        5.    Counterparts.    This Amendment may be executed in counterparts each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

        6.    Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of law.

        IN WITNESS WHEREOF, each of the parties have caused this Amendment to be executed on its behalf by its officers thereunto duly authorized as of the day and year first written above.

SENECA GAMING CORPORATION
By:	/s/ BARRY E. SNYDER, SR. Name: Barry E. Snyder, Sr. Title: Chairman of the Board
EXECUTIVE
By:	/s/ JOHN PASQUALONI Name: John Pasqualoni

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AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT